Exhibit 16.1







Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

May 27, 2002

Dear Sir/Madam:

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated May 27, 2002 of Hollywood Media Corp. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP



By:  /s/ Timothy P. LaMacchia
     --------------------------
     Timothy P. LaMacchia



Copy to:  Ms. Margaret Fenton, Hollywood Media Corp.